For Immediate Release


Contact: Hannah Burns  (212)272-2395
         Maura Gaenzle (212)272-4445
         Anne Graber   (212)272-8188



                        THE BEAR STEARNS COMPANIES INC.
                          DECLARES 5% STOCK DIVIDEND;
                            DECLARES CASH DIVIDENDS



New York, New York -- April 18, 1996 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced quarterly cash dividends on its outstanding shares of common stock, on the outstanding shares of its adjustable rate cumulative preferred stock, on the outstanding shares of its 7.88% cumulative preferred stock and on the outstanding shares of its 7.60% cumulative preferred stock.
The company also announced a 5% stock dividend on its outstanding shares of common stock.

5% STOCK DIVIDEND DECLARED

    The Board of Directors declared a 5% stock dividend on the outstanding shares of common stock to be distributed May 31, 1996 to shareholders of record on May 17, 1996. The quarterly cash dividend declared today will be paid in respect of shares of common stock outstanding on May 17, 1996, and consequently will not be paid on the newly issued shares. Giving effect to the 5% stock dividend, earnings per share for the third quarter of fiscal 1996 were 90 cents versus 58 cents for the same quarter last year; earnings per share for the first nine months were $2.26 versus $1.00 for the comparable period a year ago.

QUARTERLY CASH DIVIDENDS DECLARED

    The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable May 31, 1996 to shareholders of record on May 17, 1996. The board also declared a quarterly cash dividend of 68 3/4 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable July 15, 1996 to shareholders of record on June 28, 1996. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of $7.88% cumulative preferred stock, which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to 47 1/2 cents per related depositary share, both payable July 15, 1996 to shareholders of record on June 28, 1996.

    The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., professional and correspondent clearing services are provided, including securities lending. Headquartered in New York City, the company has over 7,600 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, D.C.; and an international presence in Beijing, Buenos Aires, Geneva, Hong Kong, London, Madrid, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of March 29, 1996, total capital, including stockholders' equity and long-term borrowings, was $7.8 billion. Giving effect to the 5% stock dividend, book value as of March 29, 1996 was $15.87 per share, based on 144,314,232 shares outstanding.